Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated October 7, 2013, with respect to the combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) included in Par Petroleum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2013, incorporated by reference in the Registration Statement (Form S-8) of Par Pacific Holdings, Inc. (formerly known as Par Petroleum Corporation) for the registration of 2,400,000 shares of common stock.

/s/ Ernst & Young LLP

San Antonio, Texas
December 15, 2015